EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/3/25 to 9/24/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/2/2025	Sell	14,083	14.04
9/11/2025	Sell	15,116	14.28
9/15/2025	Sell	700	14.13
9/16/2025	Sell	2,026	13.99
9/17/2025	Sell	24,328	13.99
9/18/2025	Sell	40,208	14.07
9/19/2025	Sell	6,989	14.10
9/22/2025	Sell	32,790	14.15
9/22/2025	Sell	8,833	14.12
9/24/2025	Sell	250,981	14.18